ChevronTexaco Corporation
Public & Government Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevrontexaco.com

EXHIBIT 99.1

FOR RELEASE AT 5:30 AM PST
JANUARY 30, 2004

CHEVRONTEXACO REPORTS NET INCOME OF $1.7 BILLION
IN FOURTH QUARTER AND $7.2 BILLION FOR YEAR

•	Upstream quarterly earnings improve, primarily the result of higher prices for crude oil and natural gas

•	Downstream operations post profit for the quarter, vs. year-ago loss, on improved margins

•	Oil and gas reserves replacement for 2003 exceeds 100 percent for the 11th consecutive year

•	Progress reported in areas of long-term strategic focus

     SAN RAMON, Calif., Jan. 30, 2004 – ChevronTexaco Corp. today reported preliminary net income of $1.7 billion ($1.63 per share – diluted) for the fourth quarter 2003, compared with net income of $0.9 billion ($0.85 per share – diluted) in the year-ago period.

     The 2003 fourth quarter included a net gain of $89 million from special items, compared with net special-item charges of $161 million in the corresponding 2002 period. Foreign currency losses of $171 million in the 2003 quarter were $92 million higher than in the fourth quarter of 2002.

Earnings Summary

	Fourth Quarter		Year

Millions of Dollars	2003	2002	2003	2002

Income Before Cumulative Effect of Changes in Accounting Principles – By Major Operating Area[1,2]
Exploration and Production	$1,569	$1,252	$6,403	$4,556
Refining, Marketing and Transportation	233	(166)	1,167	(367)
Chemicals and Other	(67)	(182)	(144)	(3,057)

Total	1,735	904	7,426	1,132
Cumulative Effect of Changes in Accounting Principles	—	—	(196)	—

Net Income[1,2]	$1,735	$904	$7,230	$1,132

[1]Includes gains (charges) for special items	$89	$(161)	$(53)	$(3,334)
[2]Includes foreign currency losses	$(171)	$(79)	$(404)	$(43)

     For the full year, net income was $7.2 billion ($6.96 per share – diluted), versus $1.1 billion ($1.07 per share – diluted) in 2002. Included in net income for 2003 were net charges of $196 million for the cumulative effect of accounting principle changes, primarily relating to a new accounting standard for

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recognizing asset retirement obligations. Net charges for special items were $53 million and $3.3 billion for 2003 and 2002, respectively.

     “Our fourth quarter performance capped an excellent year for the company,” said Chairman and CEO Dave O’Reilly. “On the strength of our upstream operations and much-improved results from our downstream businesses, we achieved near-record profits in 2003.

     “The sustained profit levels, along with strong cash flows and our positive outlook for the future, enabled us to raise the common stock dividend in the third quarter – maintaining an unbroken 16-year record of annual dividend payment increases,” O’Reilly added.

     O’Reilly noted the company’s debt ratio of 26 percent at the end of 2003 had declined from 34 percent at the beginning of the year. Total debt in the period had been reduced $3.7 billion, and the company also funded $1.3 billion to employee pension plans in the second half of the year. Cash balances increased $1.3 billion during 2003 to $4.3 billion. Return on average capital employed for the year was 16 percent.

     “While turning in an excellent year from the standpoint of earnings and cash flows, we also made significant progress furthering our longer-term strategic objectives,” O’Reilly added. “Among the initiatives undertaken during the year was the formation of two new business units. One is focused on commercializing our vast international natural gas resource base. The other is dedicated solely to the identification and development of large-scale investment opportunities throughout the world.”

     O’Reilly also remarked on other strategic milestones and operational successes achieved during 2003 and early 2004:

     Upstream – Grow profitability in core areas and build new legacy positions:

•	Worldwide Oil and Gas Reserves – Addition of approximately 1 billion oil-equivalent barrels of proved oil and gas reserves, or 108 percent of volumes produced during 2003; additions included the results of contract extensions in Denmark and Colombia, drilling activities in the United States, and revisions from reservoir management activities and improved recovery processes in the United States, Kazakhstan and Nigeria.

•	Nonstrategic Asset Dispositions – Sale and continued marketing of several hundred noncore properties in the United States to enable focus on producing areas that provide the most long-term value for the company; sale of interests in Papua New Guinea, Bangladesh, the U.K. North Sea and Kazakhstan; and the sale and continued marketing of properties in western Canada.

•	Exploration – In the Gulf of Mexico, deepwater oil discoveries at Saint Malo, Tubular Bells, Perseus and Sturgis; successful appraisal drilling at the Tahiti and Great White discoveries; and agreement to increase ownership and operate the promising Blind Faith discovery; offshore Australia, the successful appraisal of the Io-Jansz natural gas discovery; and in deepwater Nigeria, continued appraisal successes at Aparo and Usan, and a new discovery at Nsiko.

•	Kazakhstan – Agreement with the government of Kazakhstan to expand operations at Tengiz and the completion of the export pipeline to bring Karachaganak Field production to world markets.

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•	Latin America – Agreement that extends the company’s production rights for natural gas fields offshore Colombia; award of a license for the company to own a 60 percent interest in, and to operate, Block 2 Plataforma Deltana – a natural gas area in Venezuela’s Atlantic continental shelf; and continuation of development drilling and construction of a crude-oil upgrader at Hamaca.

•	Major Project Start-Ups – First production from southern Chad oil fields transported by pipeline to the coast of Cameroon for export to world markets; and bitumen production and upgrading to synthetic crude oil at the Athabasca oil sands project in western Canada.

     Global Gas – Commercialize the equity resource base by targeting North America and Asia markets:

•	North America – Received deepwater port license for the construction of the Port Pelican liquefied natural gas (LNG) terminal, offshore Louisiana in the Gulf of Mexico; and permits filed to construct an LNG terminal offshore Baja California, Mexico, to supply North American markets.

•	Australia – In-principle approval received from the Western Australian government through an Act of Parliament for the Gorgon Joint Venture (57 interest held by ChevronTexaco) to construct a multibillion-dollar gas processing facility on Barrow Island; and an agreement with the China National Offshore Oil Corporation (CNOOC), subject to completion of formal contracts, to negotiate the sale of Gorgon LNG to China.

•	Nigeria – Agreement with partners in the Brass River Consortium to conduct front-end engineering and design work for a new LNG facility at Brass River.

     Downstream – Improve returns and focus on areas of market and supply strength:

•	Worldwide Reorganization – Realignment of businesses along global functional lines from the previous geographic orientation, aimed at improving operating efficiencies and overall financial performance.

•	Clean Fuels – Completion of projects at refineries in Pascagoula, Mississippi; Pembroke, United Kingdom; and Rotterdam, Netherlands, which increased product yields and enabled the manufacture of low-sulfur fuels.

•	Nonstrategic Assets – Sales of the El Paso, Texas, refinery and several hundred service stations in various markets, as well as the conversion of the refinery in Batangas, Philippines, into a finished-product import terminal.

     In summary, O’Reilly said, “Our 2003 performance enhanced our already strong financial position. These results help to keep us on course towards our goal of being No. 1 in total stockholder return among our peer competitors.”

     The company noted that ChevronTexaco common stock rose 30 percent in value during 2003 and outpaced the broader market indexes in the same period.

     The company also provided additional detail about factors contributing to the overall quarterly profit improvement from the year-ago period. In the upstream business, the average U.S. crude oil and natural gas liquids sales price in the quarter rose about $2.60 per barrel to more than $26. Internationally, the average

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liquids price increased $1.70 per barrel to about $27. The average U.S. natural gas sales price increased more than 20 percent to about $4.35 per thousand cubic feet. Internationally, the average price of natural gas rose 15 percent from the year-ago quarter to about $2.70. Partially offsetting the benefit from higher oil and gas prices in the quarter was an approximate 3 percent decrease in worldwide oil-equivalent production from the year-ago period.

     For the downstream business, the primary driver for the improved results in the 2003 quarter was higher margins for refined products worldwide. Margins in the 2002 quarter were extremely weak, contributing to an overall loss for both the U.S. and international segments. Gains under the last in, first out (LIFO) inventory method were also higher in 2003 than in the prior year.

     Sales and other operating revenues in the fourth quarter were $30 billion, up about 12 percent from the 2002 period. For the full year 2003, sales and other operating revenues were $120 billion, up 22 percent compared with the prior year. These increases were mainly the result of higher prices for crude oil, natural gas and refined products.

     Foreign currency losses included in fourth quarter 2003 net income were $171 million, compared with $79 million in the year-ago period. The results for 2003 included foreign currency losses of $404 million, compared with $43 million in 2002. The adverse currency effects in 2003 were the result of the weakening of the U.S. dollar against the currencies of several countries, including those of Canada, Australia and the United Kingdom.

     Net special items of $89 million in the fourth quarter 2003 included a gain of $118 million related to a favorable income tax adjustment, as well as a net gain of $71 million from asset dispositions. Partially offsetting these amounts were special charges of $60 million for employee severance costs connected with restructurings and reorganizations, and $40 million for the company’s share of an asset impairment by its Dynegy Inc. affiliate.

EXPLORATION AND PRODUCTION

     U.S. Exploration and Production

	Fourth Quarter		Year

Millions of Dollars	2003	2002	2003	2002

Income Before Cumulative Effect of Change in Accounting Principle[1]	$721	$507	$3,183	$1,717
Cumulative Effect of Accounting Change	—	—	(350)	—

Segment Income[1]	$721	$507	$2,833	$1,717

[1] Includes charges for special items	$(15)	$(19)	$(64)	$(214)

     U.S. exploration and production income of $721 million in the fourth quarter increased $214 million from the 2002 period. This improvement primarily resulted from higher crude oil and natural gas prices, which was offset partially by lower crude oil and natural gas production.

     Net special charges of $15 million in the 2003 quarter included $38 million of charges for employee severance costs, which were partially offset by gains from property sales.

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     Net oil-equivalent production declined 3 percent, or 29,000 barrels per day, from the 2002 quarter. This resulted primarily from normal field declines, the effects of which were only partially offset by first-time production in certain fields and higher production in areas of the Gulf of Mexico that were affected by storm damage in late 2002. The net liquids component of production was down 2 percent to 547,000 barrels per day. Net natural gas production averaged 2.1 billion cubic feet per day, down 4 percent.

     International Exploration and Production

	Fourth Quarter			Year

Millions of Dollars	2003	2002	2003	2002

Income Before Cumulative Effect of Change in Accounting Principle[1,2]	$848	$745	$3,220	$2,839
Cumulative Effect of Accounting Change	—	—	145	—

Segment Income[1,2]	$848	$745	$3,365	$2,839

[1] Includes gains (charges) for special items	$121	$46	$98	$(137)
[2] Includes foreign currency (losses) gains	$(132)	$(48)	$(319)	$90

     International exploration and production income increased $103 million from the year-ago quarter to $848 million, due mainly to higher prices for crude oil and natural gas and lower exploration expenses. The net effect of special-item gains and foreign currency losses in both periods was essentially the same.

     Special items in the fourth quarter 2003 included benefits of $143 million related to income taxes and property sales.

     Net foreign currency losses of $132 million in the 2003 quarter mainly related to weakening of the U.S. dollar against the currencies of the United Kingdom, Australia and Canada.

     Net oil-equivalent production declined 2 percent, or 38,000 barrels per day, from the year-ago fourth quarter. The net liquids component declined 29,000 barrels per day to 1,256,000. The largest reduction occurred in Nigeria, where certain onshore production has been shut in since March 2003 as a result of civil unrest.

REFINING, MARKETING AND TRANSPORTATION

U.S. Refining, Marketing and Transportation

	Fourth Quarter		Year

Millions of Dollars	2003	2002	2003	2002

Segment Income (Loss)[1]	$77	$(135)	$482	$(398)

[1] Includes gains (charges) for special items	$23	$(15)	$(123)	$(215)

     U.S. refining, marketing and transportation earnings of $77 million improved $212 million from the loss incurred in the 2002 quarter. The primary reason for the improvement was a recovery in the West Coast refined-product margins, resulting mainly from lower industry inventory levels in 2003. The 2003 quarter also included a $44 million LIFO-inventory gain; the LIFO effect in the 2002 quarter was negligible.

     The quarter’s average refined product sales price increased 6 percent to about $39 per barrel. Sales volumes for refined products decreased 3 percent to 1,502,000 barrels per day. The reduction reflected weaker West Coast demand for gasoline, a decline in diesel fuel sales in the El Paso, Texas, distributive area

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following the sale of the company’s refinery in August 2003, and a decrease in branded and supply sales of jet fuel. Branded gasoline sales volumes declined 4 percent from the year-ago quarter to 553,000 barrels per day.

     Special-item gains of $23 million in the 2003 quarter resulted from the sale of service stations in various markets.

International Refining, Marketing and Transportation

	Fourth Quarter		Year

Millions of Dollars	2003	2002	2003	2002

Segment Income (Loss)[1,2]	$156	$(31)	$685	$31

[1] Includes charges for special items	$—	$—	$(189)	$(136)
[2] Includes foreign currency losses	$(54)	$(56)	$(141)	$(176)

     International refining, marketing and transportation earned $156 million in the 2003 quarter, vs. a $31 million loss in the year-ago period. The improvement resulted mainly from higher refined-product margins in most of the company’s operating areas. Shipping profits also improved between periods on higher freight rates. LIFO-inventory gains were $33 million and $13 million in the 2003 and 2002 quarters, respectively.

     Total refined-product sales volumes of 2,271,000 barrels per day decreased 2 percent from the 2002 fourth quarter.

CHEMICALS

	Fourth Quarter		Year

Millions of Dollars	2003	2002	2003	2002

Segment Income[1]	$3	$13	$69	$86

[1] Includes foreign currency gains	$—	$3	$13	$3

     Chemical operations earned $3 million, vs. $13 million in the 2002 quarter. A decline in results for the Oronite subsidiary more than offset an improvement in profits for the company’s 50 percent-owned Chevron Phillips Chemical Company LLC affiliate.

ALL OTHER

	Fourth Quarter		Year

Millions of Dollars	2003	2002	2003	2002

Net Segment Charges Before Cumulative Effect of Change in Accounting Principles[1,2]	$(70)	$(195)	$(213)	$(3,143)

Cumulative Effect of Accounting Changes	—	—	9	—

Net Segment Charges[1,2]	$(70)	$(195)	$(204)	$(3,143)

[1] Includes (charges) gains for special items	$(40)	$(173)	$225	$(2,632)
[2] Includes foreign currency gains	$15	$22	$43	$40

     All Other consists of the company’s interest in Dynegy, coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

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     Net segment charges were $70 million in the fourth quarter 2003, compared with net charges of $195 million in the corresponding 2002 period. The $40 million special-item charge in the 2003 quarter related to the company’s share of an asset write-off by its Dynegy affiliate.

     Excluding effects of special items, net segment charges increased by $8 million between quarters. The combination of higher employee-related costs and lower foreign exchange gains exceeded the benefits of lower interest expenses and favorable tax adjustments.

CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and exploratory expenditures, including the company’s share of affiliates’ expenditures, were $7.4 billion in 2003, compared with $9.3 billion in 2002. About 55 percent of the 2003 expenditures were for international exploration and production projects. Included in the 2002 amount was $1.2 billion associated with the acquisition of assets previously leased, higher investments in the Athabasca Oil Sands Project and additional investments in equity affiliates. Also in 2002, the company’s share of spending by equity affiliates was about $200 million higher than in 2003.

# # #

1/30/04

NOTICE

ChevronTexaco’s 2003 meeting with security analysts, including a discussion of fourth quarter 2003 earnings, will take place on Friday, January 30, 2004, at 8:00 a.m. PST. A Webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on ChevronTexaco’s Web site at www.chevrontexaco.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Supplement that is available under “Financial Reports” on the Web site.

ChevronTexaco will post selected first quarter 2004 interim company and industry performance data on its Web site on Thursday, March 25, 2004, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevrontexaco.com under the “Investors” heading.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This press release of ChevronTexaco Corporation contains forward-looking statements relating to ChevronTexaco’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, ChevronTexaco undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; Dynegy’s ability to successfully complete its recapitalization and restructuring plans; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s production or manufacturing facilities due to war, accidents, political events, civil unrest or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company’s ability to successfully implement the restructuring of its

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worldwide downstream organization and other business units; the company’s ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

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CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

	Three Months		Year Ended
CONSOLIDATED STATEMENT OF INCOME	Ended December 31		December 31

(unaudited)	2003	2002	2003	2002

REVENUES AND OTHER INCOME:
Sales and other operating revenues(1)	$30,132	$26,943	$120,032	$98,691
Income from equity affiliates(2)	262	111	1,029	(25)
Gain from exchange of Dynegy Inc. securities	—	—	365	—
Other income	71	4	335	247

	30,465	27,058	121,761	98,913

COSTS AND OTHER DEDUCTIONS:
Purchased crude oil and products	17,964	15,871	71,583	57,249
Operating expenses	2,512	2,279	8,553	7,848
Selling, general and administrative expenses	1,173	1,107	4,440	4,155
Exploration expenses	139	205	571	591
Depreciation, depletion and amortization	1,322	1,271	5,384	5,231
Write-down of investment in Dynegy Inc.(2)	—	—	—	1,796
Merger-related expenses(3)	—	163	—	576
Taxes other than on income(1)	4,645	4,403	17,906	16,689
Interest and debt expense	111	141	474	565
Minority interests	14	22	80	57

	27,880	25,462	108,991	94,757

Income Before Income Tax Expense	2,585	1,596	12,770	4,156
Income tax expense	850	692	5,344	3,024

Income Before Cumulative Effect of Changes in Accounting Principles	1,735	904	7,426	1,132
Cumulative effect of changes in accounting principles, net of tax	—	—	(196)	—

NET INCOME	$1,735	$904	$7,230	$1,132

(1) Includes consumer excise taxes:	$1,825	$1,785	$7,095	$7,006

(2)	2002 amounts conformed to the 2003 presentation.

(3)	Includes before-tax cost of employee severance and other benefits associated with workforce reductions, professional service fees, employee and office relocations, facility closure costs, etc.

PER-SHARE AMOUNTS:
Income Before Cumulative Effect of Changes in Accounting Principles(4)	-	Basic	$1.63	$0.85	$7.15	$1.07
	-	Diluted	$1.63	$0.85	$7.14	$1.07
Net Income (4)	-	Basic	$1.63	$0.85	$6.97	$1.07
	-	Diluted	$1.63	$0.85	$6.96	$1.07
Dividends			$0.73	$0.70	$2.86	$2.80
Average Common Shares Outstanding (000’s)
- Basic			1,062,891	1,061,893	1,062,473	1,061,512
- Diluted			1,064,445	1,063,624	1,063,964	1,063,398

(4)	The amounts for the year ended 2003 includes a benefit of $0.16 for the company’s share of a capital stock transaction of its Dynegy affiliate, which under the applicable accounting rules was recorded directly to the company’s retained earnings and not included in net income for the period.

CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW
(Millions of Dollars)

	Three Months		Year Ended
SPECIAL ITEMS INCLUDED IN NET INCOME(1)	Ended December 31		December 31

(unaudited)	2003	2002	2003	2002

BY MAJOR OPERATING AREA
U. S. Exploration and Production
Asset dispositions – net gains	$23	$—	$77	$—
Asset impairments(2)	—	—	(103)	(183)
Restructuring and reorganizations	(38)	—	(38)	—
Environmental remediation provisions	—	(19)	—	(31)

	(15)	(19)	(64)	(214)
International Exploration and Production
Asset dispositions – net gains	25	—	32	—
Asset impairments(2)	—	—	(30)	(100)
Restructuring and reorganizations	(22)	—	(22)	—
Prior-period tax adjustments	118	46	118	(37)

	121	46	98	(137)
U. S. Refining, Marketing and Transportation
Asset dispositions – net gains	23	—	37	—
Asset impairments(2)	—	—	—	(66)
Environmental remediation provisions	—	(15)	(132)	(92)
Restructuring and reorganizations	—	—	(28)	—
Litigation/regulatory issues	—	—	—	(57)

	23	(15)	(123)	(215)
International Refining, Marketing and Transportation
Asset dispositions – net losses	—	—	(24)	—
Asset impairments(2)	—	—	(123)	(136)
Restructuring and reorganizations	—	—	(42)	—

	—	—	(189)	(136)
All Other(3)
Dynegy-related items – (losses) gains	(40)	(52)	325	(2,306)
Asset impairments(2)	—	—	(84)	—
Environmental remediation provisions	—	(13)	—	(37)
Restructuring and reorganizations	—	—	(16)	—
Prior-period tax adjustments	—	—	—	97
Merger-related expenses(4)	—	(108)	—	(386)

	(40)	(173)	225	(2,632)

Total Special Items	$89	$(161)	$(53)	$(3,334)

BY MAJOR CATEGORIES
Asset dispositions – net gains	$71	$—	$122	$—
Asset impairments(2)	—	—	(340)	(485)
Prior-period tax adjustments	118	46	118	60
Environmental remediation provisions	—	(47)	(132)	(160)
Restructuring and reorganizations	(60)	—	(146)	—
Litigation/regulatory issues	—	—	—	(57)
Dynegy-related items – (losses) gains	(40)	(52)	325	(2,306)
Merger-related expenses(4)	—	(108)	—	(386)

Total Special Items	$89	$(161)	$(53)	$(3,334)

FOREIGN EXCHANGE (LOSSES) GAINS
Exploration and Production	$(132)	$(48)	$(319)	$90
Refining, Marketing and Transportation	(54)	(56)	(141)	(176)
Chemicals	—	3	13	3
All Other	15	22	43	40

Total Foreign Exchange (Losses)	$(171)	$(79)	$(404)	$(43)

(1)	Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods as well as help distinguish the underlying trends for the company’s businesses.

(2)	Includes impairment of assets to be disposed of.

(3)	Includes the company’s interest in Dynegy Inc., coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

(4)	Includes after-tax cost of employee severance and other benefits associated with workforce reductions, professional service fees, employee and office relocations, facility closure costs, etc.

CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW
(Millions of Dollars)

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGES IN ACCOUNTING PRINCIPLES –	Three Months		Year Ended
BY MAJOR OPERATING AREA	Ended December 31		December 31

(unaudited)	2003	2002	2003	2002

Exploration and Production
United States	$721	$507	$3,183	$1,717
International	848	745	3,220	2,839

Total Exploration and Production	1,569	1,252	6,403	4,556

Refining, Marketing and Transportation
United States	77	(135)	482	(398)
International	156	(31)	685	31

Total Refining, Marketing and Transportation	233	(166)	1,167	(367)

Chemicals	3	13	69	86
All Other *	(70)	(195)	(213)	(3,143)

Income Before Cumulative Effect of Changes in Accounting Principles	1,735	904	7,426	1,132
Cumulative effect of changes in accounting principles	—	—	(196)	—

Net Income	$1,735	$904	$7,230	$1,132

*	Includes the company’s interest in Dynegy Inc., coal mining operations, power and gasification ventures, corporate administrative functions, worldwide cash management and debt financing activities, technology investments, real estate and insurance activities and expenses connected with the merger (merger-related expenses).

SELECTED BALANCE SHEET DATA

	Dec. 31, 2003	Dec. 31, 2002

	(unaudited)
Cash and Cash Equivalents	$4,266	$2,957
Marketable Securities	$1,001	$824
Total Assets	$82,360	$77,359
Total Debt	$12,597	$16,269
Stockholders’ Equity	$36,295	$31,604

CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW

	Three Months		Year Ended
CAPITAL AND EXPLORATORY EXPENDITURES(1)	Ended December 31		December 31

(Millions of Dollars)	2003	2002	2003	2002

United States
Exploration and Production	$525	$522	$1,641	$1,888
Refining, Marketing and Transportation	103	262	403	750
Chemicals	102	37	173	272
Other	110	189	371	811

Total United States	840	1,010	2,588	3,721

International
Exploration and Production	1,164	1,086	4,034	4,395
Refining, Marketing and Transportation	260	342	697	882
Chemicals	11	16	24	37
Other	8	190	20	220

Total International	1,443	1,634	4,775	5,534

Worldwide	$2,283	$2,644	$7,363	$9,255

	Three Months		Year Ended
	Ended December 31		December 31

OPERATING STATISTICS(1)	2003	2002	2003	2002

NET LIQUIDS PRODUCTION (MB/D):
United States	547	559	562	602
International(2)	1,256	1,285	1,246	1,295

Worldwide	1,803	1,844	1,808	1,897

NET NATURAL GAS PRODUCTION (MMCF/D):
United States	2,110	2,207	2,228	2,405
International	2,072	2,129	2,064	1,971

Worldwide	4,182	4,336	4,292	4,376

NET OIL-EQUIVALENT PRODUCTION (MBOE):
United States	898	927	933	1,003
International	1,602	1,640	1,590	1,623

Worldwide	2,500	2,567	2,523	2,626

SALES OF NATURAL GAS (MMCF/D):
United States	3,804	4,484	3,871	5,463
International	1,875	2,776	1,951	3,131

Worldwide	5,679	7,260	5,822	8,594

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	180	224	194	241
International	101	123	107	131

Worldwide	281	347	301	372

SALES OF REFINED PRODUCTS (MB/D):
United States(3)	1,502	1,542	1,514	1,600
International	2,271	2,319	2,224	2,175

Worldwide	3,773	3,861	3,738	3,775

REFINERY INPUT (MB/D):
United States	986	959	951	979
International	964	1,050	1,036	1,096

Worldwide	1,950	2,009	1,987	2,075

(1)	Includes interest in affiliates.

(2)	Excludes other produced volumes:

- Under operating service agreements (MB/D)	111	101	99	97
- From oil sands (MB/D)	26	—	15	—

(3)	2002 sales volumes conformed to 2003 presentation.